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                                                                   Exhibit 23.2



Consent of Independent Registered Public Accounting Firm
--------------------------------------------------------


Emerson Radio Corp. and Subsidiaries
Parsippany, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.33-63515, 333-132812 and 333-132815) of Emerson Radio Corp. and Subsidiaries of our report dated May 20, 2005, and Note 6, as to which the date is June 27, 2005, except Note 17 as to which the date is July 1, 2005, relating to the consolidated financial statements and financial statement schedule of Emerson Radio Corp. and Subsidiaries as of March 31, 2005 and for each of the two years in the period ended March 31, 2005, which appear in this Form 10-K.


/s/ BDO Seidman, LLP
-------------------------
New York, New York

July 17, 2006